UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                SCHEDULE 13G


               Under the Securities and Exchange Act of 1934


                             (Amendment No. 1)


                      GRANITE BROADCASTING CORPORATION
-------------------------------------------------------------------------------
                              (Name of Issuer)


             Common Stock (nonvoting), par value $.01 per share
-------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 387241102
-------------------------------------------------------------------------------
                               (CUSIP Number)


                              November 2, 2001
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]   Rule 13d-1(b)

        [X]   Rule 13d-1(c)

        [ ]   Rule 13d-1(d)




CUSIP No.     387241101              13G              Page 2 of 12 Pages

-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY, INC.                      14-1682529
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [  ]
                                                               (b) [  ]
          NOT APPLICABLE
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                NOT APPLICABLE
                          -----------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY               NOT APPLICABLE
       OWNED BY           ----------------------------------------------------
         EACH
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH                   4,500,000
                          -----------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,500,000
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          [  ]

          NOT APPLICABLE
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          19.5%
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------



CUSIP No.         387241101           13G                 Page 3 of 12 Pages


-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NATIONAL BROADCASTING COMPANY HOLDING, INC.             13-3448662
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) [  ]
                                                                     (b) [  ]
          NOT APPLICABLE
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                NOT APPLICABLE
                        -------------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY               NOT APPLICABLE
       OWNED BY         -------------------------------------------------------
         EACH             7     SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                  DISCLAIMED (SEE 9 BELOW)
         WITH           -------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                NOT APPLICABLE
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY NATIONAL BROADCASTING COMPANY HOLDING, INC.
-------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                     [  ]

          NOT APPLICABLE
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          NOT APPLICABLE (SEE 9 ABOVE)
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------



CUSIP No.      387241101           13G                      Page 4 of 12 Pages

-------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GENERAL ELECTRIC COMPANY                         14-0689340
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [  ]

                                                                 (b) [  ]
          NOT APPLICABLE
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          NEW YORK
-------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                NOT APPLICABLE
                        -------------------------------------------------------
      NUMBER OF           6     SHARED VOTING POWER
        SHARES
     BENEFICIALLY               NOT APPLICABLE
       OWNED BY
         EACH           -------------------------------------------------------
      REPORTING           7     SOLE DISPOSITIVE POWER
        PERSON
         WITH                   DISCLAIMED (SEE 9 BELOW)
                        -------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                NOT APPLICABLE
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL
          ELECTRIC COMPANY.
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   [  ]

          NOT APPLICABLE
-------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          NOT APPLICABLE (SEE 9 ABOVE)
-------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------




CUSIP No.         387241101            13G               Page 5 of 12 Pages


Item 1(a)         Name of Issuer:

                  Granite Broadcasting Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  767 Third Avenue - 34th Floor
                  New York, New York 10017

Item 2(a)         Name of Person Filing:

                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH") General Electric Company ("GE")

                  NBC is a wholly-owned subsidiary of NBCH, which is in turn a wholly-owned subsidiary of GE.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  NBC:     30 Rockefeller Plaza, New York, NY  10112
                  NBCH:    30 Rockefeller Plaza, New York, NY  10112
                  GE:      3135 Easton Turnpike, Fairfield, CT  06431

Item 2(c)         Citizenship:

                  NBC:     Delaware corporation
                  NBCH:    Delaware corporation
                  GE:      New York corporation

Item 2(d)         Title of Class of Securities:

                  Common Stock (nonvoting), par value $.01 per share

Item 2(e)         CUSIP Number:

                  387241101



CUSIP No.         387241101              13G                Page 6 of 12 Pages

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), or 13d-1(c) check whether the person filing is a:

                  Not applicable

Item 4            Ownership:

                  (a)-(c) The response of NBC, NBCH and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

                  Each of NBCH and GE hereby disclaim beneficial ownership of the Common Stock of the Issuer owned by NBC.

Item 5            Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  Not applicable.



CUSIP No.         387241101               13G              Page 7 of 12 Pages



Signature:        After reasonable inquiry and to the best of my knowledge
                  and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 8, 2002

                                            NATIONAL BROADCASTING COMPANY, INC.


                                            By:  /s/ Elizabeth A. Newell
                                                -------------------------------
                                                    Elizabeth A. Newell
                                                    Assistant Secretary




CUSIP No.387241101                  13G                    Page 8 of 12 Pages


Signature:        After reasonable inquiry and to the best of my knowledge
                  and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 8, 2002

                                    NATIONAL BROADCASTING COMPANY HOLDING, INC.


                                    By:   /s/ Elizabeth A. Newell
                                          ---------------------------------
                                          Elizabeth A. Newell
                                          Assistant Secretary





CUSIP No.      387241101             13G                    Page 9 of 12 Pages


Signature:        After reasonable inquiry and to the best of my knowledge
                  and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Date:  February 8, 2002

                                            GENERAL ELECTRIC COMPANY


                                            By:   /s/ Robert E. Healing
                                                -------------------------------
                                                    Robert E. Healing
                                                    Attorney-in-Fact




CUSIP No. 387241101                      13G              Page 10 of 12 Pages


                                EXHIBIT LIST

EXHIBIT NO.                           TITLE                          PAGE NO.
-----------                           -----                          --------

         A             Joint Filing Agreement dated February           11
                       8, 2002, among GE, NBCH, and NBC.

         B             Power of Attorney of GE                         12




CUSIP No.         387241101         13G                   Page 11 of 12 Pages


                           JOINT FILING AGREEMENT

         This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by National Broadcasting Company, Inc. ("NBC") with respect to the Common Stock of Granite Broadcasting Corporation. Further, each of the undersigned agrees that NBC, by its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned, any amendments to this Schedule 13G relating to Granite Broadcasting Corporation which may be necessary or appropriate from time to time.

Date:  February 8, 2002


                                            GENERAL ELECTRIC COMPANY


                                            By:  /s/ Robert E. Healing
                                                 --------------------------
                                                 Robert E. Healing
                                                 Attorney-in-Fact


                                            NATIONAL BROADCASTING COMPANY
                                            HOLDING, INC.


                                            By:  /s/ Elizabeth A. Newell
                                                 ---------------------------
                                                 Elizabeth A. Newell
                                                 Assistant Secretary


                                            NATIONAL BROADCASTING COMPANY, INC.


                                            By:   /s/ Elizabeth A. Newell
                                                  ---------------------------
                                                  Elizabeth A. Newell
                                                  Assistant Secretary





CUSIP No.      387241101             13G                   Page 12 of 12 Pages


                             POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that General Electric Company ("GE") constitutes and appoints each of the Corporate Counsel, Associate Corporate Counsel, and Associate Securities Counsel as its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and on behalf of GE and in GE's respective name, place and stead, in any and all capacities, to sign any Statements on Schedule 13D, Schedule 13G, Schedule 14D, Form 3, Form 4 or Form 5 under the Securities Exchange Act of 1934, and any and all amendments to any thereof, and other documents in connection therewith (including, without limitation, any joint filing agreement with respect to any Statement on Schedule 13D,
Schedule 13G or 14D or amendment thereto) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as GE might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:  February 8, 1999

                                          GENERAL ELECTRIC COMPANY


                                          By: /s/ B. W. Heineman, Jr.
                                              --------------------------
                                              Name:   B. W. Heineman, Jr.
                                              Title:  Senior Vice President,
                                                      General Counsel and
                                                      Secretary